Exhibit I

The Enforcement Decree of The Korea Development Bank Act

Wholly Amended by Presidential Decree No. 25945, Dec. 30, 2014

Amended by Presidential Decree No. 26205, Apr. 20, 2015

Presidential Decree No. 26600, Oct. 23, 2015

Presidential Decree No. 29269, Oct. 30, 2018

Article 1 (Purpose)

The purpose of this Decree is to prescribe matters delegated by the Korea Development Bank Act and matters necessary for the enforcement thereof.

Article 2 (Registration of Incorporation)

(1) The Chairperson of the Korea Development Bank (KDB) (hereinafter referred to as the “Chairperson”) shall register the incorporation of KDB at the location of its head office, within two weeks from the date KDB is incorporated.

(2) Matters to be registered for incorporation shall be as follows:

1.	Objectives;

2.	Name;

3.	The location of the head office;

4.	The location of branches;

5.	Capital, the total number of stocks to be issued, and the face value of a stock;

6.	The total number and types of stocks issued, and the contents and numbers by type;

7.	Name, resident registration number, and address of the Chairperson;

8.	Names and resident registration numbers of the Vice Chairperson, directors, and auditor;

9.	Method of giving public notice.

(3) KDB shall register the particulars provided for in each subparagraph of paragraph (2) at the location of its branches or sub-branches, within three weeks from the date of the registration of incorporation.

Article 3 (Registration of Establishment of New Branch)

Where KDB establishes a branch, it shall register the following:

1. The location and date of establishment of the branch within two weeks from the date the branch is established, at the location of the head office;

2. Matters provided for in Article 2 (2) 1 through 3, 7, and 9, within three weeks from the date the branch is established, at the location of the branch.

Article 4 (Registration of Relocation)

(1) Where KDB relocates its head office, the new location of the head office and the date the head office is relocated shall be registered within two weeks at the former location of the head office, and matters provided for in each subparagraph of Article 2 (2) shall be registered at the new location of the head office.

(2) Where KDB relocates its branch, the new location of the branch and the date the branch is relocated shall be registered within two weeks both at the former location of the branch and at the location of its head office, and matters provided for in Article 2 (2) 1 through 3, 7, and 9 shall be registered at the new location of the branch.

Article 5 (Registration of Change)

In cases of changes in matters provided for in each subparagraph of Article 2 (2), registration of changes shall be made not later than two weeks at the location of the head office. In cases of changes in matters provided for in Article 2 (2) 1 through 3, 7, or 9, registration of changes shall also be made not later than three weeks at the location of branches.

Article 6 (Registration for Appointment of Agent)

If an agent is appointed under Article 15 of the Korea Development Bank Act (hereinafter referred to as the “Act”), the following particulars shall be registered at the location of the head office or branch for which the agent is appointed, within two weeks following the appointment; and the same shall also apply to any change in the particulars registered:

1.	Name, resident registration number, and address of the agent;

2.	Restrictions, if any, on the powers of the agent.

Article 7 (Computation of Registration Period)

If authorization from the Financial Services Commission is required for any of the particulars to be registered pursuant to Articles 2 through 6, the registration period shall be counted from the date the relevant written authorization is received.

Article 8 (Registry Office)

(1) The competent registry office for the registration of KDB shall be the district court, branch court of a district court, or registry office that has jurisdiction over the location of the head office or relevant branch of KDB.

(2) Each registry office shall keep the register book of KDB.

Article 9 (Applicant for Registration)

An application for registration of KDB shall be filed by the Chairperson.

Article 10 (Documents to be Attached to Application for Registration)

The following relevant documents shall be attached to an application for each registration referred to in Articles 2 through 6:

1.

In cases of registration of incorporation referred to in Article 2: The articles of incorporation, a copy of a written authorization for the articles of incorporation, a document certifying that initial capital has been paid in, and a document certifying the qualification of the Chairperson;

2.	In cases of registration of the establishment of a new branch referred to in Article 3: A document certifying the establishment of the branch;

3.	In cases of registration of the relocation of the head office or a branch referred to in Article 4: A document certifying the relocation of the head office or the branch;

4.	In cases of registration of change referred to in Article 5: A document certifying change in the particulars registered;

5.

In cases of registration for the appointment of an agent referred to in Article 6: A document certifying the appointment of the agent, and a document certifying restrictions, if any, on the powers of the agent.

Article 11 (Public Notice of Registration of Incorporation)

When KDB has completed the registration of its incorporation in accordance with Article 2, it shall serve public notice thereof without delay.

Article 12 (Method of Issuing Bonds)

(1) Industrial finance bonds referred to in Article 23 (1) of the Act (hereinafter referred to as “industrial finance bonds”) shall be issued by public offering or by contract with a specific person on the transfer or underwriting of bonds.

(2) The issuance of industrial finance bonds by public offering shall be made by inviting subscription (including competitive tendering procedures) or by sales.

Article 13 (Subscription, etc. for Bonds)

(1) Any person who intends to subscribe for industrial finance bonds shall state on an application for subscription for industrial finance bonds in duplicate the number of industrial finance bonds for which he/she intends to subscribe, and his/her address, and shall place his/her signature and seal thereon.

(2) An application for subscription for industrial finance bonds shall be prepared by the Chairperson, and shall contain the following particulars:

1.	The name of KDB;

2.	The total amount of industrial finance bonds to be issued;

3.	The face value of each type of industrial finance bond;

4.	The rate of interest on the industrial finance bonds;

5.	The manner and timing of redemption of the principal;

6.	The manner and timing of payment of interest;

7.	The issue price or minimum level of the issue price of the industrial finance bonds;

8.	The authorized capital and paid-in capital of KDB;

9.	A statement indicating that industrial finance bonds are being issued under Article 24 of the Act, if issued thereunder;

10.	The total amount of unredeemed industrial finance bonds, if any.

(3) Notwithstanding paragraph (2) 4, the subscriber shall indicate subscribed interest rates on the application for subscription for industrial finance bonds, unless the interest rate of industrial finance bonds is determined.

(4) Notwithstanding paragraph (2) 7, the subscriber shall indicate subscribed price on the application for subscription for industrial finance bonds, unless the issue price of industrial finance bonds is determined, or where its minimum level of issue price is determined.

Article 14 (Firm Commitment Underwriting)

Article 13 shall not apply where the total amount of industrial finance bonds being issued is taken up under an underwriting agreement.

Article 15 (Total Amount of Bonds Issued)

If it is stated in an application for subscription for industrial finance bonds that the industrial finance bonds are validly issued even when the total amount of subscriptions for the industrial finance bonds is less than the total amount of the issued industrial finance bonds stated in the application for subscription for industrial finance bonds, the total amount of subscriptions shall be that of the industrial finance bonds issued.

Article 16 (Payment of Subscription Price for Bonds)

If the subscription period for industrial finance bonds has been closed, the Chairperson shall pay the full amount of each industrial finance bond, without delay.

Article 17 (Timing to Issue Bonds)

No certificate of industrial finance bonds shall be issued unless the total amount of the issued industrial finance bonds is paid in full: Provided, That the same shall not apply where the industrial finance bonds are issued under Article 18.

Article 18 (Issuance of Bonds by Sales)

(1) Where industrial finance bonds are issued by sales, the sales period shall be fixed in advance.

(2) When industrial finance bonds are issued under paragraph (1), no application for subscription for industrial finance bonds shall be prepared.

(3) In a certificate for industrial finance bonds issued under paragraph (1), the particulars mentioned in Article 13 (2) 1 and 3 through 6, and the serial number of each industrial finance bond shall be stated.

Article 19 (Public Notice of Issuance of Bonds by Sales)

When KDB intends to issue industrial finance bonds by a sale, it shall serve public notice by advertising the sale period and the particulars stated in Article 13 (2) 1 through 7.

Article 20 (Keeping, etc. of Ledger of Bonds)

(1) KDB shall cause the ledger of industrial finance bonds to be kept at its head office.

(2) In the ledger of industrial finance bonds, the following particulars shall be entered:

1.	The total number of industrial finance bonds, and the serial number of each bond;

2.	The date industrial finance bonds are issued;

3.	The particulars stated in Article 13 (2) 2 through 6.

(3) When industrial finance bonds are issued in non-bearer form, the following particulars shall be entered in the ledger of industrial finance bonds, in addition to those stated in each subparagraph of paragraph (2):

1.	The name and address of each holder;

2.	The date of acquisition thereof.

Article 21 (Inspection of Ledger of Bonds)

Holders of industrial finance bonds shall be entitled to request the inspection of the ledger of industrial finance bonds at any time during the business hours of KDB.

Article 22 (Transfer of Bonds in Non-Bearer Form)

With respect to the transfer of an industrial finance bond in non-bearer form, no transferee shall defend to KDB or a third party unless and until the name and address of the transferee are entered in the ledger of industrial finance boards and the same name is entered in the certificate thereof.

Article 23 (Creation of Pledge on Bonds in Non-Bearer Form)

(1) No pledge on an industrial finance bond in non-bearer form shall be created against KDB or other third parties unless and until the name and address of the pledgee are entered in the ledger of industrial finance bonds.

(2) When a pledge is created in accordance with paragraph (1), KDB shall enter such fact on the relevant industrial finance bond certificate.

Article 24 (Retirement of Bonds)

KDB may retire industrial finance bonds by purchasing them to the extent not impeding the performance of business operations provided for in Article 18 of the Act.

Article 25 (Deficiency of Coupon)

(1) When the coupon attached to an industrial finance bond in bearer form has been lost, an amount equivalent thereto shall be deducted from the sum to be repaid upon redemption.

(2) The bearer of the coupon stated in paragraph (1) may request KDB to pay the amount which has been deducted at any time in exchange for the coupon.

Article 26 (Notice, etc. to Subscribers, etc. for Bonds)

(1) Notices or peremptory notices to subscribers for industrial finance bonds shall be sent to the address entered on the subscription application: Provided, That if the subscriber gives KDB another address for the purpose of notices or peremptory notices, they shall be sent there.

(2) The provisions of paragraph (1) shall also apply to notices or peremptory notices sent to persons having title to industrial finance bonds before the bond certificate is issued.

(3) Notices or peremptory notices to holders of industrial finance bonds in non-bearer form shall be sent to the address appearing on the ledger of industrial finance bonds: Provided, That if the holder gives KDB another address for the purpose of notices or peremptory notices, they shall be sent there.

(4) Notices or peremptory notices to holders of industrial finance bonds in bearer form may be given by public notice.

Article 27 (Composition of Committee)

(1) The Fund Management Committee established under Article 29 of the Act (hereinafter referred to as the “Committee”) shall be comprised of up to nine members, including one chairperson.

(2) Members of the Committee shall be as follows:

1.	The chairperson;

2.

Two persons, each of whom is designated by the Minister of Strategy and Finance and the Chairperson of the Financial Services Commission, respectively, from among public officials under his/her jurisdiction who belong to the Senior Civil Service Corps;

3.	One person designated by the Governor of the Bank of Korea under the Bank of Korea Act from among executives under his/her jurisdiction;

4.

Two persons designated by the Chairperson of the Financial Services Commission from among executives of institutions funded with the contributions under Article 23-2 (2) 1 through 3 of the Act on the Structural Improvement of the Financial Industry, taking into account the gender composition of the entire members of the Committee;

5.

Three persons commissioned by the Financial Services Commission from among persons with abundant expertise and experience in policy-banking or any other related area, taking into account the gender composition of the entire members of the Committee.

(3) The term of office of each member of the Committee referred to in paragraph (2) 5 shall be two years, and may be renewed only once.

(4) A vacancy for a member referred to in paragraph (2) 5 shall be filled by commissioning another member, and the term of office of the newly commissioned member shall be counted from the date he/she is commissioned.

Article 28 (Operation of Committee)

(1) The Chairperson shall be the chairperson of the Committee (hereinafter referred to as the “chairperson”).

(2) The chairperson shall represent the Committee and preside over the affairs of the Committee.

(3) Where the chairperson is unable to perform any of his/her duties due to extenuating circumstances, a member pre-designated by the Committee shall act on his/her behalf.

(4) Meetings of the Committee shall be called by the chairperson, as prescribed by the articles of incorporation.

(5) The chairperson shall call a meeting without delay if requested by a majority of all incumbent members.

(6) Meetings of the Committee shall be held with the attendance of a majority of all incumbent members, and resolutions shall be passed with the concurrent vote of a majority of the members present.

(7) Except as provided for in paragraphs (1) through (6), matters necessary for the operation of the Committee shall be determined by the chairperson by a resolution of the Committee.

Article 29 (Methods for Distributing Dividends in Kind)

(1) Where KDB intends to distribute part of its net profits from settlement of accounts as dividends in kind pursuant to Article 31 (3) of the Act, it shall do so with the contributions in kind to KDB.

(2) Article 62 of the State Property Act shall apply mutatis mutandis to the value computation of dividends in kind under paragraph (1).

Article 30 (Supervision for Sound Management)

(1) The Financial Services Commission shall exercise supervision over KDB to secure its sound management in accordance with Article 34 of the Act and this Chapter: Provided, That business operations specified in Article 18 (2) 7 of the Act shall be excluded herefrom.

(2) The Financial Services Commission may determine detailed matters necessary to exercise supervision under paragraph (1).

Article 31 (Ceiling on Credit Extension to Same Borrower)

(1) KDB may not extend credit (referring to credit granting defined under Article 2 (1) 7 of the Banking Act; hereafter in this Chapter the same shall apply) in excess of 25/100 of its equity capital (referring to equity capital defined under Article 2 (1) 5 of the Banking Act; hereafter in this Chapter the same shall apply) to the same individual, juristic person, or a person belonging to the same enterprise group (referring to the enterprise group defined under subparagraph 2 of Article 2 of the Monopoly Regulation and Fair Trade Act) as such individual or juristic person (hereinafter referred to as “same borrower”): Provided, That the same shall not apply to any of the following cases:

1.

Where an additional credit is extended to a company for which rehabilitation procedures are under way in accordance with the Debtor Rehabilitation and Bankruptcy Act, or management normalization of which is in progress in a joint effort by financial institutions as part of corporate restructuring, etc.;

2.	Where an additional credit is extended to a person who acquires a company falling under subparagraph 1 in compliance with acquisition agreement;

3.	Where the ceiling on the credit extension referred to in the main sentence above is exceeded due to any of the following causes, in spite of the absence of any additional credit extension:

(a)	Where the amount of money converted into won currency is increased by the fluctuation of exchange rate;

(b)	Where the equity capital of KDB is decreased;

(c)	Where any alteration is made in the constitution of the same borrower;

(d)	Where any merger or any transfer or taking over of business is made among the enterprises to which are extended credit;

(e)	Where there exists any compelling cause, such as the sudden change in economic conditions, which is recognized by the Financial Services Commission;

4.

Where any credit is extended to an electric source development business entity in accordance with the electric source development business execution plan under the Electric Power Source Development Promotion Act;

5.

Where it is necessary to implement an industrial policy, such as infrastructure facility business, or to stabilize national life, which is recognized by the Financial Services Commission after consulting with the Minister of Strategy and Finance;

6.	Any other case deemed necessary by the Financial Services Commission to accomplish the objectives for establishment of KDB.

(2) Where the ceiling on credit extension referred to in the main sentence of paragraph (1) is exceeded due to such cause as provided for in paragraph (1) 3, it shall be adjusted to suit the ceiling within one year from the date the ceiling is exceeded: Provided, That in the following cases, the said period may be extended by the Financial Services Commission to a certain time:

1.	Where it is impracticable to collect the extended credit within the said period because the deadline for the collection has yet to come;

2.

Where any cause falling under paragraph (1) 3 (a) or (b) continues to exist for a long time, and if the extended credit is collected, the stabilization of management of the person who is extended such credit might be noticeably impaired;

3.

Where the Financial Services Commission deems that the soundness of assets of KDB might not be noticeably impaired even if the state of excess of the ceiling continues for a certain period, which is similar to any causes referred to in subparagraphs 1 and 2.

Article 32 (Ceiling, etc. on Credit Extension to Same Individual or Juristic Person)

(1) KDB may not extend credit in excess of 20/100 of its equity capital to the same individual or juristic person, respectively.

(2) The sum total of a large amount of credit extension of KDB (referring to where the amount of credit extension to the respective same borrowers exceeds 10/100 of the equity capital of KDB) may not exceed five times the equity capital.

(3) The proviso to Article 31 (1), each subparagraph of the same paragraph, and paragraph (2) of the same Article shall apply mutatis mutandis to paragraphs (1) and (2).

Article 33 (Restrictions on Investments, etc. in Another Juristic Person)

(1) KDB may not acquire stocks in excess of 15/100 of the voting stocks (including contribution quota; hereafter in this Article the same shall apply) issued by another juristic person: Provided, That the same shall not apply to the following cases: <Amended by Presidential Decree No. 26205, Apr. 20, 2015; Presidential Decree No. 26600, Oct. 23, 2015>

1.	Where KDB acquires the stocks of another juristic person in consequence of investment in KDB by the Government;

2.	Where KDB acquires stocks in consequence of stock dividend or free issue of new stocks;

3.	Where KDB acquires stocks by the conversion of loans into investments due to corporate restructuring, etc.;

4.	Where KDB acquires stocks in consequence of the exercise of security right;

5.	Where KDB acquires stocks in consequence of the participation in the issue of new stocks to be purchased within the scope of its own existing share;

6.	Where KDB acquires stocks in consequence of converting stock-related bonds, such as bonds with warrants, into stocks;

7.

Where KDB acquires stocks by investment in a company, more than 15/100 of issued voting stocks of which are owned by KDB (hereinafter referred to as “subsidiary company”) and which belongs to the category of business determined by the Financial Services Commission. In such cases, the total amount (excluding the amount of investments under subparagraphs 8 and 10) of investments in each subsidiary company shall not exceed 20/100 of the equity capital of KDB;

8.

Where KDB acquires stocks by making investments in a small and medium enterprise start-up investment association under the Support for Small and Medium Enterprise Establishment Act, a new technology project investment association under the Specialized Credit Finance Business Act, a specialized materials and components investment association under the Act on Special Measures for the Promotion of Specialized Enterprises, etc. for Materials and Components, a corporate restructuring association registered pursuant to Article 15 of the Industrial Development Act (referring to the Act before amended by the wholly amended Industrial Development Act (Act No. 9584)), a specialized private equity fund company for corporate workout under Article 20 of the Industrial Development Act, the Korea venture investment association under the Act on Special Measures for the Promotion of Venture Businesses, or a privately placed fund under Article 9 (19) of the Financial Investment Services and Capital Markets Act;

9.

Where KDB acquires stocks by investment in venture businesses under the Act on Special Measures for the Promotion of Venture Businesses or small and medium enterprises under the Framework Act on Small and Medium Enterprises;

10.	Where it is necessary to achieve the objectives for establishment of KDB, which is approved by the Financial Services Commission.

(2) KDB shall not perform the following activities in doing business with its subsidiary companies:

1.	Extending credit to its subsidiary companies in excess of the ceiling determined by the Financial Services Commission;

2.	Extending credit by taking the stocks of its subsidiary companies as security;

3.	Extending credit in order to solicit for the purchase of the stocks of its subsidiary companies.

Article 34 (Restrictions on Holding, etc. of Securities)

KDB shall not engage in any of the following activities:

1.	Holding stocks or securities with a maturity of more than three years in excess of 60/100 of its equity capital: Provided, That this shall not include the following securities:

(a)	Stocks underwritten in accordance with Article 18 (2) 2 of the Act;

(b)	Bonds issued by the State, local governments, or special corporations under any special Acts;

(c)	Monetary stabilization bonds issued by the Bank of Korea;

(d)	Bonds issued by the Fund under the State Finance Act;

(e)	Securities acquired through investment by the Government;

2.	Owning real estate, other than real estate for business use: Provided, That this shall not include the acquisition of real estate through the exercise of security right, such as mortgages;

3.	Owning real estate for business in excess of 60/100 of its equity capital;

4.	Loaning funds to executives or employees of KDB or its subsidiary companies: Provided, That this shall not include small-size loaning determined by the Financial Services Commission.

Article 35 (Disposal of Assets for Non-Business Use, etc.)

Where KDB acquires through the exercise of security right any assets the acquisition or ownership of which is prohibited under this Decree, it shall dispose of them as prescribed by the Financial Services Commission.

Article 36 (Building of Risk Management System)

KDB shall prepare business conduct standards and procedures to properly manage various risks which might exist in all process of management and shall build and operate a risk management system to systematically manage assets and debts, etc.

Article 37 (Accounting Standards)

The accounting of KDB shall be conducted in accordance with the accounting standards under Article 5 (1) 1 of the Act on External Audit of Stock Companies, etc.

Article 38 (Scope of Supervision over Soundness of Management)

The supervision and inspection of the soundness of management by the Financial Services Commission shall be conducted only with respect to the matters which are not subject to the accounting inspection under Article 22 of the Board of Audit and Inspection Act and to the supervision of duties under Article 24 of the same Act.

Article 39 (Guidance of Sound Management)

(1) KDB shall regularly grade its holding assets according to their soundness to accumulate and hold appropriate bad debt allowances: Provided, That the claims on the State, local governments, or government-invested institutions shall be excluded from the claims subject to the establishment of bad debt allowances.

(2) KDB shall observe the asset management standards determined by the Financial Services Commission, such as the ratio of equity capital to assets weighted by risk pursuant to the standards of the Bank for International Settlements and the ratio of current assets expressed in won currency to current liabilities expressed in won currency.

(3) Where the Financial Services Commission deems that the soundness of management of KDB might be severely impaired for failure to meet the standards of sound management under this Chapter, the Commission may request KDB to take necessary measures to correct it.

Article 40 (Public Announcement of Management)

KDB shall publicly announce major information and data on the status of its management, as prescribed by the Financial Services Commission.

Article 41 (Inspection of Documents, etc.)

(1) Where the Financial Services Commission entrusts the Governor of the Financial Supervisory Service with the inspection specified in Article 36 (1) of the Act pursuant to Article 36 (2) of the Act, it shall require him/her to pre-report the specific purpose, scope, etc. of the inspection to be conducted.

(2) Where the Governor of the Financial Supervisory Service completes the inspection entrusted pursuant to paragraph (1), he/she shall report the results thereof to the Financial Services Commission without delay.

Article 42 (Management of Personally Identifiable Information)

The Financial Services Commission (including a person to whom the power of the Financial Services Commission has been delegated pursuant to Article 36 (2) of the Act) may manage data which includes a resident registration number, passport number, driver’s license number, or alien registration number referred to in Article 19 of the Enforcement Decree of the Personal Information Protection Act in extenuating circumstances in order to conduct any of the following affairs:

1.	Affairs concerning appointment or dismissal of executives referred to in Article 13 of the Act;

2.	Affairs concerning supervision or orders referred to in Article 34 (1) of the Act as well as follow-up measures, etc. therefor;

3.	Affairs concerning measures, etc. referred to in Article 34 (3) through (5) of the Act;

4.	Affairs concerning a request for submission of reports or inspection referred to in Article 36 (1) of the Act as well as follow-up measures, etc. therefor.

Article 43 (Procedures for Application, etc. for Authorization)

The Financial Services Commission may determine procedures necessary for application for authorization, supervision, etc. prescribed in the Act.

ADDENDA

Article 1 (Enforcement Date)

This Decree shall enter into force on the date the merger is registered under Article 4 (6) of the Addenda to the Korea Development Bank Act (Act No. 12663).

Article 2 (Repeal of other Statutes)

The Enforcement Decree of the Korea Finance Corporation Act is hereby repealed.

Article 3 (Special Cases concerning Ceiling on Credit Extension)

Notwithstanding the amended provisions of the main sentence of Article 31 (1) and Article 32 (1), “25/100” in the amended provisions of the main sentence of Article 31 (1) and “20/100” in the amended provisions of Article 32 (1) shall be deemed “30/100” and “25/100,” respectively, for five years from the date this Decree enters into force.

Article 4 Omitted.

Article 5 (Relation with other Statutes)

(1) Any citation of any provisions of the former Enforcement Decree of the Korea Development Bank Act in any other statute, as at the time this Decree enters into force, shall be deemed a citation of the corresponding provisions of this Decree in lieu of the former provisions, if such provisions corresponding thereto exist in this Decree.

(2) Any citation of the former Enforcement Decree of the Korea Finance Corporation Act in any other statute, as at the time this Decree enters into force, shall be deemed a citation of this Decree in lieu of the former provisions.

ADDENDA <Presidential Decree No. 26205, Apr. 20, 2015>

Article 1 (Enforcement Date)

This Decree shall enter into force on April 29, 2015.

Articles 2 and 3 Omitted.

ADDENDA <Presidential Decree No. 26600, Oct. 23, 2015>

Article 1 (Enforcement Date)

This Decree shall enter into force on October 25, 2015. (Proviso Omitted.)

Articles 2 through 9 Omitted.

ADDENDA <Presidential Decree No. 29269, Oct. 30, 2018 >

Article 1 (Enforcement Date)

This Decree shall enter into force on November 1, 2018.

Articles 2 through 11 Omitted.